Exhibit 99.1

Super Micro Computer, Inc.
980 Rock Avenue
San Jose, California 95131

February 12, 2021

Dear Valued Customer,

As you may have seen, Bloomberg Businessweek, in an attempt to revive the false and widely discredited claims they made about our products in 2018, has published a story on February 12th. It is a mishmash of disparate and inaccurate allegations that date back many years. It draws farfetched conclusions that once again don’t withstand scrutiny. In fact, the NSA told Bloomberg again last month that it stands by its 2018 comments and the agency said of Bloomberg’s new claims that it “cannot confirm that this incident—or the subsequent response actions described—ever occurred.”

Despite Bloomberg’s allegations about supposed cyber or national security investigations that date back more than 10 years, Supermicro has never been contacted by the U.S. government, or by any of our partners or customers, about these alleged investigations. Bloomberg has produced no conclusions from these alleged investigations. Nor could Bloomberg confirm to us if any alleged investigation was even ongoing. To the contrary, several of the U.S. government agencies Bloomberg claims had initiated investigations continue to use our products and have done so for years. Neither Bloomberg nor anyone else has ever presented a board that includes the supposed spy chip.

As you will recall, in response to their false and widely discredited 2018 story, several public and private sector officials rebutted the story on the record. Then-Secretary of the Department of Homeland Security Kirstjen Nielsen said we “do not have any evidence that supports the article,” then-Director of National Intelligence Dan Coats stated “we’ve seen no evidence” of manipulation of Supermicro products, Federal Bureau of Investigation Director Christopher Wray warned officials to “be careful what you read” about the 2018 Bloomberg claims, and Apple CEO Tim Cook said “it is 100 percent a lie, there is no truth to it” and urged Bloomberg to “do the right thing” and "retract their story.” The National Security Agency said at the time it was “befuddled” by Bloomberg’s report and was unable to corroborate it.

Because we recognize that security threats are constantly evolving, we are vigilant and address issues as soon as we become aware of them. For example, many years ago, an Intel employee raised a question that we were not able to verify, but out of an abundance of caution, we promptly took steps to address. We have always valued our close partnership with Intel, which has always been strong. Consistent with industry best practice, the update site referenced in the Bloomberg article has been long retired in favor of newer, secure protocol (HTTPS) technology. Further, the cyber incidents we disclosed in 2019 were investigated, remediated, and determined not to affect our business, our products, or our operations.

In response to the Bloomberg allegations, we have never found any malicious chips, even after engaging a third-party security firm to conduct an independent investigation into our products.

The scattered allegations from Bloomberg simply do not add up.

Supermicro is an American success story, founded and headquartered in San Jose, Calif., since 1993. The quality, security, and integrity of our products is our top priority, and we constantly implement new and improved security features and processes in our business, we investigate security issues that are brought to our attention and we work to remediate any issues.

Please feel free to reach out to your Supermicro representative if you have any questions.

Sincerely,

Charles Liang, CEO